Exhibit 99.1

Scholastic Reports Fiscal 2020 Third Quarter Results

Revenues Increase 4% on Strong Education and Trade Performance

Significant Actions Being Taken to Mitigate Impact of School Closings

NEW YORK, March 19, 2020 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal third quarter ended February 29, 2020.

Third quarter revenue was $373.3 million, an increase of $13.2 million or 4%, compared to $360.1 million in the third quarter of 2019. The year-over-year increase in revenues was led by the Company's education and trade businesses, which grew sales 23% and 17%, respectively, compared to the prior year period.

Operating loss in the third quarter was $60.0 million, compared to an operating loss of $21.4 million a year ago, largely attributable to a one-time $40.0 million non-cash write down of inventory primarily resulting from lower anticipated requirements in the Company's school channels, in addition to $3.2 million in pre-tax severance. Excluding these one-time items, the operating loss in the seasonally lower third quarter was $16.8 million, a 10% improvement from the prior year period's operating loss of $18.7 million.

Net loss as reported for the current period was $43.3 million, versus a net loss in the prior year period of $12.6 million. Loss per diluted share in the third quarter was $1.25 compared to a loss per diluted share of $0.36 in the third quarter of 2019. Excluding one-time items, third quarter 2020 loss per diluted share was $0.34, compared to loss per diluted share of $0.32 in the third quarter of 2019.

"Following our strong third quarter with revenue gains of 4% and a threefold improvement in adjusted EBITDA, and year-to-date results trending ahead of our fiscal year targets, Scholastic's business in the fourth quarter will be affected by coronavirus-related school closings mandated by states and districts, which will impact our school-based businesses directly. Given this situation, we will no longer be affirming guidance for the fiscal year," said Richard Robinson, Chairman, President and Chief Executive Officer. "While revenues will be lower in the seasonally important fourth quarter, we are taking aggressive actions to reduce operating expenses throughout the Company, including the temporary closing of warehousing and distribution centers, and a freeze on hiring, travel and other discretionary spending not directly tied to short-term revenue, while working hard to ensure the safety and well-being of our staff worldwide. And still, we remain dedicated to our mission, providing the children and schools we serve free access to Scholastic's Learn at Home digital hub with learning content for children from Pre-K to 12, which has seen over eight million visitors in less than one week as parents turn to Scholastic for resources to help their children learn at home."

Mr. Robinson continued, "Scholastic has significant cash reserves and access to liquidity, and we have implemented immediate actions to protect our strong financial position in this period of uncertainty by discontinuing all non-essential cash outlays and deferring capital spending plans. Additionally, the one-time non-cash excess inventory write-off taken in the quarter, and associated changes in inventory policies, will result in more efficient asset utilization, lower obsolescence expense and reduced warehouse labor costs in future periods."

Fiscal 2020 View

Through the nine months ended February 29, 2020, the Company remained on course to achieve its operating goals for 2020 fiscal year revenues and Adjusted EBITDA (as defined in the accompanying tables). The Company's long-term capital investment plan also remained on target, although project spending is now being deferred to safeguard the Company's cash position against lower business volumes. Despite this solid performance to-date, the Company has advised that it cannot affirm its current guidance ranges as a direct result of mandated school closings in North America, the Company's largest market. The Company has already taken actions to help mitigate any adverse impact to profitability and cash flow in its fiscal fourth quarter, including: (1) a freeze on all spending not directly tied to short-term revenue; (2) reduced inventory purchasing; (3) a reduction in labor costs; and (4) temporary closures of warehousing and distribution centers in highly impacted regions, while working proactively with schools to support them through this period of disruption.

Overall Results
(In $ Millions)

	3Q FY2020			3Q FY2019
	As Reported	One-Time Items	Ex. One-Times	Ex. One-Times
Earnings (loss) before taxes	$ (60.1)	$ (43.2)	$ (16.9)	$ (18.1)
Interest (income) expense	(0.3)	-	(0.3)	(1.0)
Depreciation and amortization	16.1	-	16.1	14.6
Amortization of prepublication costs	6.7	-	6.7	5.9
Adjusted EBITDA	$ (37.6)	$ (43.2)	$ 5.6	$ 1.4

The Company had a loss before taxes for the quarter ended February 29, 2020 of $60.1 million compared to a loss before taxes of $20.8 million in the third quarter of the prior fiscal year, primarily reflecting the previously detailed non-cash inventory adjustment. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to net income) for the third quarter of 2020 was $5.6 million, compared to $1.4 million in the third quarter of 2019, a three-fold improvement.

The Company also had higher depreciation and amortization year-over-year, as expected, tied directly to the timing of new technology platforms being placed into service. Margins in the quarter were also impacted by the recently imposed import tariffs, which increased the Company's cost of product.

Cash Flow and Cash Position

Net cash provided by operating activities was $29.7 million in the current fiscal quarter compared to net cash provided by operating activities of $21.0 million in the third quarter of fiscal 2019, a 41% improvement. The Company had free cash flow (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash use) of $4.9 million in the current quarter, compared to a free cash use of $10.4 million a year ago, mainly as a result of more efficient working capital utilization and lower facilities-related spending.

At quarter end, the Company's cash and cash equivalents exceeded its total debt by $247.7 million, compared to $327.1 million a year ago. The lower net cash position is due, in part, to planned capital spending, including technology investments aligned with the Company's business operation systems transformation and next generation point-of-sale machines for book fairs, as well as facilities-related investments, including a warehouse consolidation project in the UK.

The Company reacquired $13.0 million of its common stock in open market transactions pursuant to SEC Rule 10b-18 and distributed $5.2 million in dividends over the course of the third fiscal quarter. For the nine months ended February 29, 2020, the Company has reacquired $32.7 million of its shares in dollar terms.

Capital expenditures in the third quarter were $17.7 million, $2.0 million lower than the prior year period, mainly the result of lower facilities-related investments, as expected.

Segment Results

All comparisons detailed in this section refer to operating results for the third quarter ended February 29, 2020 versus the third quarter ended February 28, 2019.

Children's Book Publishing and Distribution

In $ millions	Third Quarter
	2020	2019	$ Change	% Change
Revenue
Book Clubs	$ 43.4	$ 55.0	$ (11.6)	(21%)
Book Fairs	100.1	97.4	2.7	3%
Trade	76.7	65.6	11.1	17%
Total revenue	220.2	218.0	2.2	1%
Operating income / (loss)	2.2	4.4	(2.2)	(50%)

Third quarter revenues rose $2.2 million, or 1%, to $220.2 million, driven by a 17% increase in trade on strong sales of Dav Pilkey's Dog Man titles, especially Dog Man: Fetch 22, which was a #1 best-seller in the quarter, as well as the first three Hunger Games novels by Suzanne Collins leading up to the series' new release later this spring, and our Scholastic Early Learners line of Wipe Clean Workbooks. Additional top sellers released in the current quarter were Be You! by Peter H. Reynolds and Mañanaland by Pam Muñoz Ryan. The growth in trade was offset by a decline in club events held and revenue per event in the Company's book clubs channel, while the book fairs business had a 3% growth in revenue versus the prior period quarter on higher revenue per fair. Segment operating income was $2.2 million, as compared to $4.4 million, mainly reflecting the higher contribution on the one-time media sale of Scholastic's evergreen library of Clifford® programming in the prior period.

Education

In $ millions	Third Quarter
	2020	2019	$ Change	% Change
Revenue	$ 74.3	$ 60.3	$ 14.0	23%
Operating income / (loss)	9.8	0.3	9.5	nm

For the current quarter, segment revenue was $74.3 million, compared to $60.3 million a year ago, an increase of $14.0 million, or 23%. The year-over-year increase was primarily driven by higher sales of the Company's classroom book collections and core instruction products, including Guided Reading Español and Leveled Bookroom, as well as the delivery of more days of professional learning services associated with Scholastic Literacy in the current quarter. Additionally, classroom magazines saw higher revenues in the quarter from its Scholastic News® line of current events magazines, while sales of the Company's digital subscription products were basically on par with the prior year period. Segment operating income was $9.8 million, a $9.5 million increase versus the prior year period, driven by the higher revenues in the quarter.

International

In $ millions	Third Quarter
	2020	2019	$ Change	% Change
Revenue	$ 78.8	$ 81.8	$ (3.0)	(4%)
Operating income / (loss)	(3.7)	(3.0)	(0.7)	(23%)
Operating income / (loss), before one-time items*	(3.7)	(2.5)	(1.2)	(48%)
* Please refer to the non-GAAP financial tables attached

Third quarter revenue was $78.8 million, a $3.0 million, or 4%, decline from the prior year period. Excluding the $0.5 million unfavorable impact of foreign exchange in the current fiscal quarter, segment revenues were $2.5 million lower in the current period with softness in the Company's direct-to-consumer selling operations throughout Asia and education business in China, which were impacted by local actions taken to curtail the spread of the coronavirus late in the quarter, as well as in the Canada book club channel primarily due to a labor action in Ontario schools. The Company's international trade business performed well in all major markets. Operating loss for the quarter was $3.7 million, an increase of $0.7 million, as compared to an operating loss of $3.0 million in the prior year period, mainly the result of the lower revenues in the current quarter.

Overhead

In $ millions	Third Quarter
	2020	2019	$ Change	% Change
Overhead expense	$ 68.3	$ 23.1	$ (45.2)	nm
Overhead expense, excluding one-time items*	25.1	20.9	(4.2)	(20%)
* Please refer to the non-GAAP financial tables attached

Corporate overhead for the third fiscal quarter was $25.1 million, excluding one-time, mostly non-cash items of $43.2 million, pre-tax, which compared unfavorably with the $20.9 million recorded in the prior year period, after excluding $2.2 million in one-time items. The higher overhead expense in the current fiscal quarter was primarily due to higher legal settlements and corresponding defense costs related to legacy photo license infringement claims that were resolved in the period, as well as higher salary-related expenses. Non-recurring items reflected in overhead in the current period included the $40.0 million non-cash inventory write-down resulting from an organizational shift to centralized procurement and change in the Company's inventory retention policies, as well as restructuring severance of $3.2 million.

Year-to-Date Results

For the first nine months of fiscal 2020, revenue was $1,203.1 million, compared to $1,183.2 million in the prior year period, an increase of $19.9 million, or 2%. The Company reported a loss per diluted share in the first nine months of the fiscal year of $0.89, compared to a loss per diluted share of $0.07 a year ago. Excluding one-time items of $1.03 and $0.16 per diluted share, respectively, which included the previously mentioned $40 million non-cash inventory write-down in the current period, the Company's earnings per diluted share was $0.15 in the first nine months of fiscal 2020 versus $0.09 in the prior year period, an increase of 67%. The favorable current period's results, excluding one-time items, are mainly attributable to the contribution from strong trade and education sales in the first nine months of fiscal 2020, and lower operating expenses in the Company's domestic club and fairs channels as a result of business process improvements, as well as increased sales tax collections in clubs.

Adjusted EBITDA (as defined) for the first nine months of fiscal 2020 was $73.9 million, compared to $60.1 million in the first nine months of fiscal 2019, an increase of $13.8 million, or 23%, and primarily the result of higher reported earnings, excluding one-time items, and higher depreciation and amortization in the current year period.

Net cash provided by operating activities was $44.0 million in the first nine months of the current fiscal year compared to $60.5 million in the same period last year. The Company had a free cash use (as defined) of $25.9 million in the current fiscal year-to-date, compared to a free cash use of $42.8 million in the prior year period. The current year-to-date's free cash use includes $48.4 million in capital expenditures and $21.5 million in net prepublication spend, both below prior year's levels.

Other Matters

The Company's Board of Directors has authorized an additional $50 million for repurchases of its common stock under the Company's stock repurchase program, consistent with previous actions taken in 2018 and 2015. Under this program, which will continue to be funded with available cash, the Company may purchase shares, from time to time as conditions allow, on the open market or in negotiated private transactions. This authorization increases the aggregate amount of shares, in dollar terms, which may be repurchased to $67.3 million, after giving effect to remaining amounts available for share repurchases under previous authorizations. The actual number of shares to be purchased and the timing and pricing of any purchases under the share repurchase program will depend on future market conditions and upon potential alternative uses for the Company's available cash. There is no assurance that any shares will be purchased under the share repurchase program and the Company may elect to modify, suspend or discontinue the program at any time without prior notice. Any common stock acquired through the share repurchase program will be held as treasury shares and may be used for general corporate purposes.

As previously announced, the Board of Directors also declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the fourth quarter of fiscal 2020. The dividend is payable on June 15, 2020 to shareholders of record as of the close of business on April 30, 2020.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Use". Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, March 19, 2020. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted to the Company's investor relations webpage at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 5685007. The recording will be available through Friday, March 27, 2020.

About Scholastic

For 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

					Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/29/20	02/28/19	02/29/20	02/28/19

Revenues	$373.3	$360.1	$1,203.1	$1,183.2

Operating costs and expenses:
Cost of goods sold	183.0	176.9	584.4	564.6
Selling, general and administrative expenses (1)	191.9	189.3	567.5	578.6
Bad debt expense	3.0	1.6	7.3	5.7
Depreciation and amortization	15.4	13.7	46.2	41.3
Asset write down (2)	40.0	-	40.0	-

Total operating costs and expenses	433.3	381.5	1,245.4	1,190.2

Operating income (loss)	(60.0)	(21.4)	(42.3)	(7.0)

Interest income (expense), net	0.3	1.0	1.0	2.3
Other components of net periodic benefit (cost)	(0.4)	(0.4)	(1.0)	(1.1)

Earnings (loss) before income taxes	(60.1)	(20.8)	(42.3)	(5.8)

Provision (benefit) for income taxes (3)	(16.8)	(8.2)	(11.6)	(3.5)

Net income (loss)	(43.3)	(12.6)	(30.7)	(2.3)

Less: Net income attributable to noncontrolling interests	-	-	0.1	-

Net income (loss) attributable to Scholastic Corporation	($43.3)	($12.6)	($30.8)	($2.3)

Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	($1.25)	($0.36)	($0.89)	($0.07)
Diluted	($1.25)	($0.36)	($0.89)	($0.07)

Basic weighted average shares outstanding	34,544	35,265	34,750	35,204
Diluted weighted average shares outstanding	34,842	35,807	35,049	35,810

(1)

In the three and nine months ended February 29, 2020, the Company recognized pretax severance of $3.2 and $6.9, respectively. In the nine months ended February 29, 2020, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and a pretax settlement expense of $1.5. In the three and nine months ended February 28, 2019, the Company recognized pretax severance of $2.2 and $3.1, respectively and pretax branch consolidation costs of $0.5 and $0.5, respectively. In the nine months ended February 28, 2019, the Company recognized a $4.3 pretax charge related to a legacy sales tax assessment.

(2)

In the three and nine months ended February 29, 2020, the Company recognized a pretax asset write down of $40.0 primarily resulting from lower anticipated requirements in the Company's club and fair channels.

(3)

In the three and nine months ended February 29, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $11.8 and $13.5, respectively. In the three and nine months ended February 28, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $0.7 and $2.1, respectively and $0.5 and $0.3, respectively, related to the remeasurement of the Company's state deferred tax balances.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

									Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/29/20	02/28/19	Change		02/29/20	02/28/19	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$43.4	$55.0	($11.6)	(21%)	$137.3	$165.4	($28.1)	(17%)
Book Fairs	100.1	97.4	2.7	3%	351.7	343.3	8.4	2%
Consolidated Trade	76.7	65.6	11.1	17%	254.4	222.9	31.5	14%
Total revenue	220.2	218.0	2.2	1%	743.4	731.6	11.8	2%
Operating income (loss)	2.2	4.4	(2.2)	(50%)	70.1	64.7	5.4	8%
Operating margin	1.0%	2.0%			9.4%	8.8%

Education
Revenue	74.3	60.3	14.0	23%	192.6	179.7	12.9	7%
Operating income (loss)	9.8	0.3	9.5		2.6	(6.3)	8.9	141%
Operating margin	13.2%	0.5%			1.3%	-

International
Revenue	78.8	81.8	(3.0)	(4%)	267.1	271.9	(4.8)	(2%)
Operating income (loss)	(3.7)	(3.0)	(0.7)		4.3	8.0	(3.7)	(46%)
Operating margin	-	-			1.6%	2.9%

Overhead expense	68.3	23.1	(45.2)		119.3	73.4	(45.9)	(63%)

Operating income (loss)	($60.0)	($21.4)	($38.6)		($42.3)	($7.0)	($35.3)

						Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		02/29/20	02/28/19

Continuing Operations
	Cash and cash equivalents	$263.8	$338.1
	Accounts receivable, net	281.2	317.3
	Inventories, net	307.7	356.8
	Accounts payable	187.9	215.3
	Accrued royalties	77.3	76.8
	Lines of credit, short-term debt and current portion of long-term debt	9.7	11.0
	Long-term debt, excluding current portion	6.4	-
	Total debt	16.1	11.0
	Total finance lease obligations	12.1	10.5
	Net debt (1)	(247.7)	(327.1)

Total stockholders' equity		1,199.3	1,269.1

Selected Cash Flow Items

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/29/20	02/28/19	02/29/20	02/28/19

	Net cash provided by (used in) operating activities	$29.7	$21.0	$44.0	$60.5
	Less: Additions to property, plant and equipment	17.7	19.7	48.4	71.0
	Pre-publication and production costs	7.1	11.7	21.5	32.3

	Free cash flow (use) (2)	$4.9	($10.4)	($25.9)	($42.8)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions, reduced by spending on property, plant and equipment and prepublication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

							Table 4
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/29/20	items	One-time items	02/28/19	items	One-time items

Revenues	$373.3	$0.0	$373.3	$360.1	$0.0	$360.1

Operating costs and expenses:
Cost of goods sold	183.0	-	183.0	176.9	-	176.9
Selling, general and administrative expenses (1)	191.9	(3.2)	188.7	189.3	(2.7)	186.6
Bad debt expense	3.0	-	3.0	1.6	-	1.6
Depreciation and amortization	15.4	-	15.4	13.7	-	13.7
Asset write down (2)	40.0	(40.0)	-	-	-	-

Total operating costs and expenses	433.3	(43.2)	390.1	381.5	(2.7)	378.8

Operating income (loss)	(60.0)	43.2	(16.8)	(21.4)	2.7	(18.7)

Interest income (expense), net	0.3	-	0.3	1.0	-	1.0
Other components of net periodic benefit (cost)	(0.4)	-	(0.4)	(0.4)	-	(0.4)

Earnings (loss) before income taxes	(60.1)	43.2	(16.9)	(20.8)	2.7	(18.1)

Provision (benefit) for income taxes (3)	(16.8)	11.8	(5.0)	(8.2)	1.2	(7.0)

Net income (loss)	(43.3)	31.4	(11.9)	(12.6)	1.5	(11.1)

Less: Net income attributable to noncontrolling interests	-	-	-	0.0	-	-

Net income (loss) attributable to Scholastic Corporation	($43.3)	$31.4	($11.9)	($12.6)	$1.5	($11.1)

Diluted earnings (loss) per share	($1.25)	$0.91	($0.34)	($0.36)	$0.04	($0.32)

	NINE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/29/20	items	One-time items	02/28/19	items	One-time items

Revenues	$1,203.1	$0.0	$1,203.1	$1,183.2	$0.0	$1,183.2

Operating costs and expenses:
Cost of goods sold	584.4	-	584.4	564.6	-	564.6
Selling, general and administrative expenses (1)	567.5	(9.4)	558.1	578.6	(7.9)	570.7
Bad debt expense	7.3	-	7.3	5.7	-	5.7
Depreciation and amortization	46.2	-	46.2	41.3	-	41.3
Asset write down (2)	40.0	(40.0)	-	0.0	-	-

Total operating costs and expenses	1,245.4	(49.4)	1,196.0	1,190.2	(7.9)	1,182.3

Operating income (loss)	(42.3)	49.4	7.1	(7.0)	7.9	0.9

Interest income (expense), net	1.0	-	1.0	2.3	-	2.3
Other components of net periodic benefit (cost)	(1.0)	-	(1.0)	(1.1)	-	(1.1)

Earnings (loss) before income taxes	(42.3)	49.4	7.1	(5.8)	7.9	2.1

Provision (benefit) for income taxes (3)	(11.6)	13.5	1.9	(3.5)	2.4	(1.1)

Net income (loss)	(30.7)	35.9	5.2	(2.3)	5.5	3.2

Less: Net income attributable to noncontrolling interests	0.1	-	0.1	0.0	-	-

Net income (loss) attributable to Scholastic Corporation	($30.8)	$35.9	$5.1	($2.3)	$5.5	$3.2

Diluted earnings (loss) per share	($0.89)	$1.03	$0.15	($0.07)	$0.16	$0.09

(1)

In the three and nine months ended February 29, 2020, the Company recognized pretax severance of $3.2 and $6.9, respectively. In the nine months ended February 29, 2020, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and a pretax settlement expense of $1.5. In the three and nine months ended February 28, 2019, the Company recognized pretax severance of $2.2 and $3.1, respectively and pretax branch consolidation costs of $0.5 and $0.5, respectively. In the nine months ended February 28, 2019, the Company recognized a $4.3 pretax charge related to a legacy sales tax assessment.

(2)

In the three and nine months ended February 29, 2020, the Company recognized a pretax asset write down of $40.0 primarily resulting from lower anticipated requirements in the Company's club and fair channels.

(3)

In the three and nine months ended February 29, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $11.8 and $13.5, respectively. In the three and nine months ended February 28, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $0.7 and $2.1, respectively and $0.5 and $0.3, respectively, related to the remeasurement of the Company's state deferred tax balances.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	02/29/20	02/28/19

Earnings (loss) before income taxes as reported	($60.1)	($20.8)
One-time items before income taxes	43.2	2.7
Earnings (loss) before income taxes excluding one-time items	(16.9)	(18.1)

Interest (income) expense	(0.3)	(1.0)
Depreciation and amortization (1)	16.1	14.6
Amortization of prepublication and production costs	6.7	5.9

Adjusted EBITDA (2)	$5.6	$1.4

	NINE MONTHS ENDED
	02/29/20	02/28/19

Earnings (loss) before income taxes as reported	($42.3)	($5.8)
One-time items before income taxes	49.4	7.9
Earnings (loss) before income taxes excluding one-time items	7.1	2.1

Interest (income) expense	(1.0)	(2.3)
Depreciation and amortization (1)	48.1	43.7
Amortization of prepublication and production costs	19.7	16.6

Adjusted EBITDA (2)	$73.9	$60.1

(1)

For the three and nine months ended February 29, 2020, amounts include depreciation of $0.6 and $1.7, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.2, respectively, and amortization of capitalized cloud software of $0.0 recognized in selling, general and administrative expenses. In the three and nine months ended February 28, 2019, amounts include depreciation of $0.8 and $2.2, respectively, recognized in cost of goods sold, and amortization of deferred financing costs of $0.1 and $0.2, respectively, recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

								Table 6
Scholastic Corporation
Segment Results - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/29/20	items	One-time items	02/28/19	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$43.4		$43.4	$55.0		$55.0
	Book Fairs	100.1		100.1	97.4		97.4
	Consolidated Trade	76.7		76.7	65.6		65.6
	Total revenue	220.2		220.2	218.0		218.0
	Operating income (loss)	2.2	-	2.2	4.4	-	4.4
	Operating margin	1.0%		1.0%	2.0%		2.0%

	Education
	Revenue	74.3		74.3	60.3		60.3
	Operating income (loss)	9.8	-	9.8	0.3	-	0.3
	Operating margin	13.2%		13.2%	0.5%		0.5%

	International
	Revenue	78.8		78.8	81.8		81.8
	Operating income (loss) (1)	(3.7)	-	(3.7)	(3.0)	0.5	(2.5)
	Operating margin	-		-	-		-

	Overhead expense (2)	68.3	(43.2)	25.1	23.1	(2.2)	20.9

	Operating income (loss)	($60.0)	$43.2	($16.8)	($21.4)	$2.7	($18.7)

		NINE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/29/20	items	One-time items	02/28/19	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$137.3		$137.3	$165.4		$165.4
	Book Fairs	351.7		351.7	343.3		343.3
	Consolidated Trade	254.4		254.4	222.9		222.9
	Total revenue	743.4		743.4	731.6		731.6
	Operating income (loss)	70.1	-	70.1	64.7	-	64.7
	Operating margin	9.4%		9.4%	8.8%		8.8%

	Education
	Revenue	192.6		192.6	179.7		179.7
	Operating income (loss)	2.6	-	2.6	(6.3)	-	(6.3)
	Operating margin	1.3%		1.3%	-		-

	International
	Revenue	267.1		267.1	271.9		271.9
	Operating income (loss) (1)	4.3	-	4.3	8.0	0.5	8.5
	Operating margin	1.6%		1.6%	2.9%		3.1%

	Overhead expense (2)	119.3	(49.4)	69.9	73.4	(7.4)	66.0

	Operating income (loss)	($42.3)	$49.4	$7.1	($7.0)	$7.9	$0.9

(1)	In the three and nine months ended February 28, 2019, the Company recognized pretax branch consolidation costs of $0.5.

(2)

In the three and nine months ended February 29, 2020, the Company recognized a pretax asset write down of $40.0 primarily resulting from lower anticipated requirements in the Company's club and fair channels and pretax severance of $3.2 and $6.9, respectively. In the nine months ended February 29, 2020, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and a pretax settlement expense of $1.5. In the three and nine months ended February 28, 2019, the Company recognized pretax severance of $2.2 and $3.1, respectively. In the nine months ended February 28, 2019, the Company recognized a $4.3 pretax charge related to a legacy sales tax assessment.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com, Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com